For Immediate Release: January 21, 2009

Chemung Financial & Canton (PA) Bancorp
Finalize Agreement to Merge

Chemung Financial Corporation (CHMG.OB) and Canton Bancorp, Inc. (CBPA.OB) today announced they have executed a definitive agreement to merge and that Chemung Financial will purchase all of the outstanding shares of Canton Bancorp, in an all cash transaction valued at $7.7 million. The completion of the transaction is subject to regulatory approval and the approval of Canton Bancorp, Inc. shareholders.

The merger, first announced in December 2008, is expected to close during the second quarter of 2009.

Canton Bancorp, Inc. is the holding company of the Bank of Canton, which is headquartered in Canton, Pennsylvania and has offices in Towanda and Troy, PA. Upon completion of the transaction all three offices will become full service branches of Chemung Canal Trust Company (CCTC).

Founded in 1881, the Bank of Canton has approximately $80 million in assets, including a loan portfolio approximating $62 million and deposits of nearly $70 million.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers. Chemung Canal Trust Company, which was established in 1833, operates through 20 full service offices in Chemung, Broome, Schuyler, Steuben, Tioga (NY) and Tompkins counties. CCTC also operates a trust and investment center in Herkimer, NY.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

Contacts:
          Ronald M. Bentley, President & CEO,
               Chemung Financial Corporation & Chemung Canal Trust Company
               One Chemung Canal Plaza, Elmira, NY 14902-1522
               (607) 737-3900

          Kevin D. Rimmey, President & CEO,
               Canton Bancorp, Inc. & the Bank of Canton
               5 West Main St., Canton, PA 17724-0217
               (800) 673-5127